Exhibit 99.1

Charter Closes $2.5 Billion Senior Secured Notes

STAMFORD, Connecticut – April 17, 2018 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp., have closed on $2.5 billion in aggregate principal amount of notes consisting of the following securities:

•	$800 million in aggregate principal amount of senior secured notes due 2038 (the “2038 Notes”). The 2038 Notes bear interest at a rate of 5.375% per annum and were issued at a price of 98.846% of the aggregate principal amount.

•	$1.7 billion in aggregate principal amount of senior secured notes due 2048 (the “2048 Notes” and together with the 2038 Notes, the “Notes”). The 2048 Notes bear interest at a rate of 5.750% per annum and were issued at a price of 99.706% of the aggregate principal amount.

The Notes were issued pursuant to an effective automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale, nor is it an offer to purchase, or the solicitation of an offer to sell the Notes in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV™ programming, Spectrum Internet®, and Spectrum Voice®. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America’s largest businesses and communications service providers. Charter’s advertising sales and production services are sold under the Spectrum Reach® brand. Charter’s news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at spectrum.com.

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Contact:

Media: Justin Venech 203-905-7818	Analysts: Stefan Anninger 203-905-7955

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